Exhibit 10.43

Variable Pay Plan

Documentation

Annual Incentive Plan

Effective January 2009-December 2009

Annual Incentive Plan – Effective 1/09-12/09

Plan Name:

Annual Incentive Plan (AIP)

Plan Inception Date:

Unknown

Plan Period (Plan Year):

January 2009 – December 2009

Plan Review Date:

11/2008

Plan Purpose:

To provide incentive and reward to Universal Orlando (UO) executives who contribute to UO’s success.

The Plan is specifically designed to support UO’s business needs and fit its culture. The Plan directly supports the long-term objectives of UO and, when business goals are met or exceeded, will pay competitive incentive compensation levels.

Plan Objectives:

•	Provide incentive to executives to perform at superior levels in support of the Company’s financial and strategic goals.

•	Encourage a team approach throughout UO.

•	reward participants for their contribution to the Company’s success.

•	Enable UO to attract and retain outstanding team members.

•	Ensure that UO operating plans are understood and implemented throughout each operating unit and division.

•	Provide a format and systematic approach to be utilized for determining individual awards under the Plan.

•	Ensure that individuals are accountable for specific objectives that impact the Company, their division, and department.

Eligibility:

The plan is specifically applicable to incumbents in Director level and above jobs.

Plan Funding:

Each year the Finance department will accrue for payouts under the plan. Depending on Company performance during the course of the plan year the accrual may be increased or decreased to assure funds are present at the conclusion of the year to make payouts.

Performance Measures:

Either before the plan year beings or early in the plan year, participants and their managers set individual objectives that directly support the participant’s role in attaining Company objectives. These objectives should include activities and projects that are distinct from on-going job responsibilities. They should reflect areas in which the individual can impact the company, division and department goals.

Individual objectives should be specific and quantitative to the extent feasible. The participants and their managers should agree on weights for each objective. Most Objectives will focus on:

Operating Profit	Guest Service Ratings
Per Caps	Asset & Inventory Control
Overhead Management	Cost Containment
Quality Measures	Labor Scheduling
People Development	Product/non-labor cost

Page 2 of 5	Printed on 1/12/2010

Annual Incentive Plan – Effective 1/09-12/09

Throughout the plan period the participant and immediate management, including input from Operational and Functional management, should hold periodic progress reviews to evaluate progress toward achievement of objectives.

The Plan operates on four principles:

The Company must meet a minimum Operating Profit performance level for awards to be made. A level of Operating Profit is established, which must be achieved before participants in the Plan earn an award. This minimum acceptable performance is annually set at meaningful levels.

Each participant’s individual performance is critical to the attainment of Company objectives. It is the combined accomplishments of all team members that enable UO to achieve aggressive objectives. Participants will be held accountable for the achievement of their individual objectives.

Each AIP participant has a target incentive award based on the participant’s job and level within the organization. Target awards will provide competitive incentive compensation upon the achievement of set objectives. The target award levels are evaluated periodically against competitive data to ensure they meet the Company’s compensation objectives. AIP target awards will be communicated to participants by their managers. In general target will be based on a percentage of salary following the schedule below, this schedule is not inclusive of all scenarios and individual participant’s may have a different target then delivered by the schedule (as determined by the Company):

Salary Plan	Salary Grade	Level	Target %
1FL	20	Director	15%
1FL	21	Director	15%
1FL	22	Director	15%
1FL	23	Vice President	22%
1FL	24	Vice President	25%
1FL	25	Vice President	25%
1FL	26	Vice President	30%
1FL	27	Vice President	30%

Each year, the AIP’ s financial performance objectives will change to match UO’s business plans. The Plan is designed to provide superior rewards for superior performance consistent with achieving those important business objectives.

Plan Administration:

The Plan will be administered by the Compensation department. They will be responsible for the following:

•	Verifying that objectives are established between the Plan Participant and their manager at the beginning of the plan period

•	Maintaining Company-wide documentation of the Plan Participant’s objectives

•	Recording results of the Plan Participant’s achievement of objectives at the conclusion of the plan period

•	Maintaining Company-wide documentation of the Plan Participant’s achievement of objectives

•	Establishing suggested Plan payouts based on Plan Participant’s performance against objectives to the Participant’s manager

•	Presenting Company-wide recommended Plan payouts to Senior Management for approval

•	Ensuring payments are paid pursuant to the approval of Senior Management

Interpretations, determinations, and actions regarding plan administration will be made by the Executive Vice President, UPR/CEO UO or the President/COO UO.

Page 3 of 5	Printed on 1/12/2010

Annual Incentive Plan – Effective 1/09-12/09

Plan Payment:

At the end of the review period, the manager assigns an Overall Performance and Percentage Rating based upon achievement against all objectives.

The AIP award is then forwarded for approval to the next level of management. The UO Compensation Department will collect the recommendations and present to Senior Management for final approval.

AIP incentive awards will be paid as soon as practicable after the plan year’s financial results are approved and available.

Plan Audits:

Plan audits will be conducted on an as needed basis by the Internal Audit department and/or external auditors.

Special Considerations:

Merit Reviews

This plan has no affect on the merit process. Performance against this plan may be evaluated in the annual performance appraisal; however, any payment made under this plan will not affect the merit increase percentage.

New Hires:

A team member hired during the plan year will participate in the plan on a pro-rated basis determined by the number of full months of employment during each fiscal month of the plan year. However, team members hired during the fourth quarter of the plan year will not participate in the Plan.

Transfers:

An existing team member promoted or transferred to an eligible job from an ineligible job will participate in the Plan on a pro-rated basis determined by the number of full months in the Plan during each fiscal month of the plan year. However, team members promoted or transferred during the fourth quarter of the plan year will not participate in the Plan.

A participant transferred to an ineligible job ceases to participate in the Plan on the date of transfer to the ineligible job, but will still be a plan participant for the period they were covered under the Plan.

A participant promoted to a higher level eligible job or demoted to a lower level eligible job will participate in the Plan on a pro-rated basis determined by the number of full months in the Plan at each level during the Plan year.

Termination:

A participant is not eligible for incentive pay in the event of termination for cause or by team member resignation at any time during the plan year. A pro-rated incentive will be paid if a participant is laid off, dies, becomes disabled or retires during the plan year based on the date of the action.

A TEAM MEMBER MUST BE DESIGNATED AS AN ACTIVE EMPLOYEE AT THE DATE OF PLAN PAYOUT IN ORDER TO RECEIVE AN AWARD, UNLESS THEY WERE LAID OFF, ARE DECEASED, HAVE BECOME DISABLED, OR RETIRED. (Team Members employed in the state of Illinois must be employed on the last date of the plan year in order to receive an award).

Benefit Hours

All benefit hour (i.e. Vacation, Personal Holiday, Paid Time Off) payments are made at the team member’s base rate. Payments under this plan will not impact the rate paid for these hours.

Page 4 of 5	Printed on 1/12/2010

Annual Incentive Plan – Effective 1/09-12/09

Life Insurance

Life insurance is based upon the “basic annual earnings”. Commissions, overtime pay, bonuses, and other compensation not received as salary is not included in “basic annual earnings”. Any payments made under this plan would not be included in “basic annual earnings”.

Disability Benefits

Disability benefits are based upon the average of the gross amount paid to a team member over a six-month period. Bonuses, overtime pay and earnings for more than 40 hours per weeks are not included. Any payments made under this plan would not be included in this average.

401(k)/HCE Compensation

Incentive payments will be included in the definition of 401(k)/HCE compensation.

Taxes

Payments made under this plan are subject to FICA, FUTA, and OASDI taxes and will be withheld at the time of payout. In the event this bonus is being deferred, pursuant to a bonifide plan, these taxes will be deducted from the payout and the remaining amount will be deferred pursuant to the plan.

The Company reserves the right to revise established payouts for incentive purposes (up or down) after the plan period has begun. The Company also reserves the right to withhold plan payments for behavior deemed unethical or found to be inappropriate. Discussion between or among plan participants or any other team members regarding the actual payment of awards will be subject to loss of such payments and may result in termination. While it is the intent of the Company to continue the plan, the Company reserves the right to change or discontinue the plan at its sole discretion at any time. Participation in the Plan does not constitute a contract of employment with Universal Orlando.

Plan Approvals:

Divisional Executive:	/s/ John Sprouls
	John Sprouls, EVP, UPR/CEO UO	Date

Compensation Dept:	/s/ Greg Kelsoe
	Greg Kelsoe, Sr. Dir UPR/UO	Date
Compensation & Benefits

Additional Information:

For more information and examples, please see:

•	Instructions for Individual Objective Setting and Assessment Process

•	Frequently Asked Questions – Annual Incentive Plan

•	Executive Performance Appraisal

Page 5 of 5	Printed on 1/12/2010